Exhibit 4.2

SYNCARDIA SYSTEMS, INC.

FIRST AMENDMENT TO

NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS FIRST AMENDMENT TO NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made and entered into as of February 13, 2015, by and among SYNCARDIA SYSTEMS, INC., a Delaware corporation (the “Company”), and those stockholders of the Company (the “Stockholders”) who are signatories to the Ninth Amended and Restated Stockholders’ Agreement dated as of September 15, 2014 (the “Stockholders Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Stockholders Agreement.

RECITALS

WHEREAS, the Company and the Stockholders have previously entered into the Stockholders Agreement;

WHEREAS, Section 13(a) of the Stockholders Agreement provides that no modification, amendment or waiver of any provision of the Stockholders Agreement will be effective unless such modification, amendment or waiver is approved in writing by the Company and the holders of more than 50% of the Common Shares and more than 50% of the Preferred Shares, in each case voting as a separate class;

WHEREAS, the Board has approved the Company’s execution of this Amendment; and

WHEREAS, the undersigned constitute the holders of more than 50% of the Common Shares and more than 50% of the Preferred Shares, in each case voting as a separate class.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Stockholders Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Recital A. Recital A of the Stockholders Agreement is hereby amended and restated to read in its entirety as follows:

“The Company has entered into that certain Series F Preferred Stock Purchase Agreement, dated as of September 15, 2014 (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which the Company has agreed to issue and sell up to an aggregate of 17,266,187 shares of its Series F Convertible Preferred Stock, $.01 par value (collectively, the “Series F Preferred”) at $1.39 per share at one or more closings (the “Financing”).”

2. Section 2. The second paragraph of Section 2 of the Stockholders Agreement is hereby amended and restated to read in its entirety as follows:

“For purposes of this Section 2, the term “Pre-emption Exempt Securities” means (i) Common Shares issued upon conversion of any Preferred Shares, (ii) stock options or other securities convertible into or exercisable or exchangeable for Common Shares issued pursuant to a stock option or other equity plan approved by the Board (a “Plan”), (iii) up to 5,000,000 Common Shares (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued pursuant to a Plan or upon exercise or conversion of any securities issued or granted pursuant to a Plan; (iv) any securities issued in connection with or as partial consideration for a term loan, revolving loan, line of credit, or similar debt transaction following the approval of at least 80% of the members of the Board; (v) Common Shares issued as payment for dividends accrued on the Preferred Shares; (vi) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; (vii) any equity securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; (viii) all shares of Series F Preferred issued pursuant to the Purchase Agreement (including shares of Series F Preferred and Common Shares issuable thereunder); (ix) Common Shares issued in connection with the Dividend Payment (as defined in the Certificate of Incorporation); (x) any equity securities issued pursuant to the Note Purchase Agreement (including the Notes, shares of Series F Preferred issuable thereunder, and any equity securities issued upon conversion of such Notes or Series F Preferred); and (xi) up to 925,000 Common Shares (not including those issued pursuant to clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) of this sentence, and as adjusted for all stock dividends, stock splits, subdivisions and combinations) that may be issued or granted for any purpose as approved by the Board, including, without limitation, Common Shares or any securities convertible into or exchangeable for Common Shares issued as consideration in connection with an acquisition, merger, consolidation, licensing or debt transaction.”

3. Section 11. The definition of “Registrable Securities” in Section 11 of the Stockholders Agreement is hereby amended and restated to read in its entirety as follows:

“Registrable Securities” means (a) Common Shares issuable or issued upon conversion of the Preferred Shares, (b) Common Shares issued upon conversion of the Prior Preferred Stock, (c) Common Shares issued upon conversion of the Notes or issued upon conversion of any equity securities issued upon conversion of the Notes and (d) Common Shares issued as a dividend or other distribution with respect to, or in exchange for on in replacement of, the Preferred Shares or the Prior Preferred Stock.

4. Section 11. Defined terms “Notes” and “Note Purchase Agreement” are hereby added to Section 11 of the Stockholders Agreement as follows:

“Notes” means the convertible promissory notes issued pursuant to the Note Purchase Agreement.

“Note Purchase Agreement” means that certain Amended and Restated Second Lien Credit, Note Purchase, Exchange and Termination Agreement, dated as of February 13, 2015, by and among the Company and the entities and persons listed on the Schedule of Investors attached thereto, as amended from time to time.

5. Effect of Amendment. Except as expressly modified by this Amendment, the Stockholders Agreement shall remain unmodified and in full force and effect.

6. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof.

7. Counterparts. This Amendment may be executed in any number of counterparts and signatures delivered electronically or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT TO NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT as of the date first written above.

COMPANY:

SYNCARDIA SYSTEMS, INC.

/s/ Michael Garippa
Michael Garippa President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT TO NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT as of the date first written above.

STOCKHOLDER:

Legal Name of Stockholder[1]:

Stockholder’s Signature:

If Stockholder is an entity, name and title of signatory:

Name:

Title:

[1]	As stated in the Stockholder’s Stock Certificate.

[SIGNATURE PAGE TO FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT]

NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made this 15th day of September, 2014, by and among SynCardia Systems, Inc., a Delaware corporation (the “Company”), and those stockholders of the Company who are signatories hereto or who become stockholders of the Company after the date hereof and become bound hereby through permitted transfers of Company capital stock or otherwise (collectively, the “Stockholders”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11 hereof.

RECITALS

A. The Company has entered into that certain Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of September 15, 2014, pursuant to which the Company has agreed to issue and sell up to an aggregate of 10,791,366 shares of its Series F Convertible Preferred Stock, $.01 par value (collectively, the “Series F Preferred”) at $1.39 per share at one or more closings (the “Financing”).

B It is a condition to the obligations of those parties who are purchasing the Series F Preferred pursuant to the Purchase Agreement that the parties hereto execute and deliver this Agreement upon the terms and conditions set forth herein.

C. By executing this Agreement, the parties desire to amend and restate that certain Eighth Amended and Restated Stockholders’ Agreement dated March 1, 2013, by and among the Company and those signatories thereto (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Board of Directors.

(a) From and after the date hereof and until the provisions of this Section 1 cease to be effective, each Stockholder will vote such Shares over which such Person has voting control, and will take all other necessary or desirable actions within his or its control and consistent with legal duty (whether in his capacity as a Stockholder, director, member of a Board committee or officer of the Company or otherwise), and the Company will take all necessary and desirable actions within its control and consistent with legal duty, in order to cause:

(i) the Board to include a number of members designated from time to time by the Board, but to include not less than seven (7) members or more than eleven (11) members, with:

(A) two (2) members elected by the holders of a majority of the Series F Preferred (the “Preferred Directors”);

(B) any designees of new investors to the Board (but not more than the maximum number of directors permitted by the Certificate of Incorporation, taking into account the Preferred Directors required by the foregoing provisions of this subsection (i)) required by New Investor Contracts; and

(C) subject to compliance with the foregoing provisions of this subsection (i), the remaining members elected by the holders of a majority of the Common Shares and Preferred Shares, voting together as a single class.

(ii) any committee of the Board to be created only upon the approval of a majority of the members of the Board; provided, however, that no member of any such committee will vote on any matter in which such member has a direct financial interest;

(iii) the Board in accordance with Section 1(a)(ii) above to create compensation and audit committees of the Board and to cause one of the Preferred Directors to be on each of such committees, at the option of the Preferred Directors;

(iv) the removal from the Board (with or without cause) of any member to the Board, (A) upon the written request of the Persons entitled to designate such member under Section 1(a)(i) above, or (B) in the event that eighty percent (80%) in number of the other members of the Board determine in good faith that such member of the Board has engaged in intentional misconduct or activities that would cause his continuation on the Board to have a substantial adverse effect on the Company’s reputation, under no other circumstances whatsoever; and

(v) in the event that any director designated hereunder for any reason ceases to serve as a member of the Board during such designee’s term of office, the resulting vacancy on the Board to be filled by a director designated as provided in (i) above by the Persons entitled to designate such director under Section 1(a)(i) above.

None of the foregoing approvals may be unreasonably withheld or delayed.

(b) The Company will pay the reasonable out-of-pocket expenses actually incurred by each director in connection with attending formal and informal meetings of the Board and any committee thereof and in connection with any projects assigned to such director by the Board and any committee thereof.

(c) The right of the holders of Preferred Shares to designate a director to the Board pursuant to this Section 1 will terminate with respect to such series of Preferred Shares when the aggregate number of outstanding Preferred Shares comprise less than five percent (5%) of all outstanding Shares on an As-Converted Basis.

(d) Notwithstanding the foregoing, the provisions of this Section 1 will terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering.

(e) Notwithstanding anything to the contrary in this Section 1 or the Bylaws of the Company, in the event that the number of members of the Board is increased or any member of the Board that is not a Preferred Director is removed or resigns from the Board, then upon a vote of seventy percent (70%) of the remaining members of the Board, the Board shall have the right to appoint a replacement member of the Board who shall serve until the next meeting of the Company’s stockholders at which directors are elected.

2. Preemptive Rights. The Company shall not issue or sell any new securities other than Pre-emption Exempt Securities (as defined below) without first complying with this Section 2. If the Company authorizes the issuance and sale of any equity securities other than Pre-emption Exempt Securities, or securities containing options or rights to acquire any shares of such equity securities (the “Offered Shares”), the Company must first offer to sell to the holders of Preferred Shares (the “Rights Preferred Holders” and each, without distinction a “Rights Preferred Holder”), that portion of the Offered Shares (the number of such Shares the “Preemptive Allotment” for each Rights Preferred Holder) equal to the quotient determined by dividing (A) the number of Fully-Diluted Shares held by such Rights Preferred Holder, by (B) the total number of Fully-Diluted Shares as of the date of the offering of the Offered Shares. Each Rights Preferred Holder shall be entitled to purchase such Rights Preferred Holder’s Preemptive Allotment at the most favorable price and on the most favorable terms as the Offered Shares are to be offered to any other Persons. The Company shall deliver to each Rights Preferred Holder a notice describing in reasonable detail the Offered Shares and rights and obligations appurtenant thereto, the per share purchase price thereof, the payment terms and such Stockholder’s Preemptive Allotment (each a “Notice of Preemptive Allotment”). In order to exercise its purchase rights under this Section 2, a Rights Preferred Holder must within fifteen (15) days after delivery of such notice from the Company respond with a notice to the Company setting forth (i) the Rights Preferred Holder’s election to purchase all or a portion of such Rights Preferred Holder’s Preemptive Allotment, and (ii) a commitment, binding on such Rights Preferred Holder, to execute such subscription and other documents as the Company shall require of the other purchasers of Offered Shares and promptly deliver payment therefor. Any Rights Preferred Holder failing to timely deliver such notice to the Company shall be deemed to have irrevocably declined to exercise and waived such Stockholder’s rights under this Section 2. Upon the expiration of such fifteen (15) day period, the Company shall be entitled for a period of two-hundred seventy (270) days after such expiration to sell any of the Offered Shares otherwise reserved for Rights Preferred Holders failing to timely exercise their rights under this Section 2 on terms and conditions no more favorable to the purchasers thereof than those offered to the Rights Preferred Holders. The rights of the Rights Preferred Holders under this Section 2 will terminate upon the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to a Qualified Public Offering; provided that if the registration statement is withdrawn or abandoned before any Shares are sold thereunder, the provisions of this Section 2 will remain in effect. Notwithstanding the foregoing, the Company shall not be required to offer or sell Offered Shares to any Rights Preferred Holder who (i) would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale and (ii) is not an accredited investor within the meaning of Regulation D under the Securities Act.

For purposes of this Section 2, the term “Pre-emption Exempt Securities” means (i) Common Shares issued upon conversion of any Preferred Shares, (ii) stock options or other securities convertible into or exercisable or exchangeable for Common Shares issued pursuant to a stock option or other equity plan approved by the Board (a “Plan”), (iii) up to 3,000,000 Common Shares (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued pursuant to a Plan or upon exercise or conversion of any securities issued or granted pursuant to a Plan; (iv) any securities issued in connection with or as partial consideration for a term loan, revolving loan, line of credit, or similar debt transaction following the approval of at least 80% of the members of the Board; (v) Common Shares issued as payment for dividends accrued on the Preferred Shares; (vi) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; (vii) any equity securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; (viii) all shares of Series F Preferred issued pursuant to the Purchase Agreement (including shares of Series F Preferred and Common Shares issuable thereunder); (ix) Common Shares issued in connection with the Dividend Payment (as defined in the Certificate of Incorporation); and (x) up to 925,000 Common Shares (not including those issued pursuant to clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) of this sentence, and as adjusted for all stock dividends, stock splits, subdivisions and combinations) that may be issued or granted for any purpose as approved by the Board, including, without limitation, Common Shares or any securities convertible into or exchangeable for Common Shares issued as consideration in connection with an acquisition, merger, consolidation, licensing or debt transaction.

3. Restrictions on Transfer of Shares.

(a) General Restriction on Transfer. Except as otherwise provided in this Section 3 or in connection with a Public Sale, no Stockholder may pledge, mortgage or otherwise encumber any Shares, and no Stockholder may sell, transfer, assign or otherwise dispose of any interest in any Shares (any such pledging, mortgaging, encumbering, selling, transferring, assigning or disposition is hereinafter called a “Transfer”) except if such Stockholder (i) (A) demonstrates to the good faith satisfaction of the Company that the transferee is not a Restricted Transferee (as defined below) or (B) the Board waives the prohibition against Transfer of Shares to such Restricted Transferee by simple majority vote if the Board determines that allowing such Transfer will not harm the Company and (ii) has satisfied the provisions of Section 3 or 4. For purposes hereof, a “Restricted Transferee” shall be any Person that makes, sells, or distributes, or controls, is controlled by, or is under common control with, any Person that makes, sells, or distributes, devices anywhere in the world that provide mechanical support for an intact human heart or provide mechanical replacement for the pumping chambers of a human heart Any Transfer made other than in compliance with this Section 3 shall be null and void.

(b) Permitted Transfers. Notwithstanding the foregoing Section 3(a), any Stockholder may Transfer Shares without restriction to (i) the Company or any designee of the Company, (ii) any other Stockholder, (iii) an individual Stockholder’s spouse or natural or adopted descendants for estate planning purposes, (iv) any trust or family limited partnership or family limited liability company or other similar vehicle for the benefit of an individual Stockholder’s spouse or natural or adopted descendants, (v) the holder of any equity interest in any non-individual Stockholder in connection with the distribution of the assets of such Stockholder, or (vi) to any other Person, with the approval of the Board.

(c) Notice of Transfer. A Stockholder intending to effect a Transfer (the “Transferring Stockholder”) shall provide to the Company a written notice (the “Transfer Notice”) describing in reasonable detail:

(i) the identity of the prospective transferee(s);

(ii) the proposed number of Shares to be transferred;

(iii) the proposed terms and conditions of the Transfer; and

(iv) if the proposed transferred is a Restricted Transferee, a description of the proposed transferee’s line of business.

In the event that the proposed Transfer is to a Restricted Transferee, the Company shall have the right to request from the Transferring Stockholder, and Transferring Stockholder shall be obligated to provide as a precondition to Transferring Stockholder’s right to Transfer the Shares, such additional information on such Restricted Transferee as the Company reasonably requests. The Company shall provide a written consent or objection to the Transferring Stockholder’s proposed Restricted Transferee within seven (7) days after delivery of the Transfer Notice; provided, however that the Company’s failure to object to a Transfer to a Restricted Transferee shall not in any way be construed as granting permission to the Transferring Stockholder to effect such Transfer.

(d) Conditions of Transfer. Notwithstanding the foregoing subsections of this Section 3, each Transfer shall be conditioned upon (i) the execution and delivery by the transferee of an instrument by which such transferee and the Transferred Shares shall be bound by the provisions of this Agreement, and (ii) compliance with the Federal and applicable state securities laws and the regulations promulgated thereunder with respect to such Transfer. The Company may further condition any Transfer upon receipt of a legal opinion from counsel reasonably satisfactory to the Company to the effect that such Transfer is so compliant.

(e) Termination of Restrictions. The restrictions on the Transfer of Shares set forth in this Section 3 will continue with respect to each Share until the date on which such Share has been transferred in a Public Sale or until consummation of a Qualified Public Offering.

4. Drag-Along Rights.

(a) Approval by Majority of Shares. If the holders of a majority of the Shares, voting on an As-Converted Basis, approve the Sale of the Company to an independent third party, whether by merger, consolidation, sale of all or substantially all of its assets, sale of all of the outstanding Shares or otherwise, in a transaction in which each holder of Preferred Shares would receive not less than the Liquidation Preference for such Preferred Shares (an “Approved Sale”), all holders of the Shares shall consent to and raise no objections against such Approved Sale (including exercising any rights of appraisal or similar rights) and shall take all necessary and desirable actions in their capacities as Stockholders in connection with the consummation of such Approved Sale. If the Approved Sale is structured as a sale of the Shares of the Company, the Stockholders shall agree to sell all of their Shares and rights to acquire Shares on the terms and conditions approved by the holders of a majority of the Shares then outstanding (voting on an As-Converted Basis). The obligations of the Stockholders with respect to any Approved Sale are subject to the condition that, upon the consummation of such Approved Sale, all of the holders of Shares will receive the same form and amount of consideration per Share as if such proceeds were distributed in a complete liquidation of the Company, or if any holders are given an option as to the form and amount of consideration to be received, all holders will be given the same option. No holder of Preferred Shares shall be required to make representations or warranties, or be obligated to incur any indemnification obligations, in his, her or its capacity as a Stockholder except with respect to (i) such Stockholders’ ownership of his, her or its Shares, his, her or its ability and authority to transfer such Shares free and clear of liens, and (ii) representations and warranties, the breach of which is subject to indemnification exclusively from an escrow of a portion of the aggregate purchase price payable in the Approved Sale and with respect to which each Stockholder shall participate on a pro rata basis in accordance with such Stockholder’s percentage of ownership of Shares outstanding as of the closing of such Approved Sale (determined on an As-Converted Basis). Upon consummation of an Approved Sale, this Agreement automatically shall terminate without further action by the Stockholders.

(b) Approval by Board and Selling Investors.

(i) Actions to be Taken. In the event that the holders of (1) a majority of the outstanding Common Shares, (2) a majority of the outstanding Preferred Shares (collectively, the “Selling Investors”) and (3) the Board approve a Sale of the Company in writing, specifying that this Section 4(b) shall apply to such transaction, then each Stockholder hereby agrees:

(A) if such transaction requires stockholder approval, with respect to any or all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate of Incorporation required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(B) if such sale is to be effected by sale of the Company’s capital stock (each a “Stock Sale”), to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 4(b)(ii) below, on the same terms and conditions as the Selling Investors;

(C) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 4(b), including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(D) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(E) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(F) if the consideration to be paid in exchange for the Shares pursuant to this Section 4(b) includes any securities and due receipt thereof by any Stockholder would require under applicable law (I) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities, or (II) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

(ii) Exceptions. Notwithstanding the forgoing, a Stockholder will not be required to comply with Section 4(b)(i) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(A) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (I) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (II) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (III) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (IV) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(B) The Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(C) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is limited to the amount of consideration paid to such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation);

(D) liability shall be limited to such Stockholder’s pro rata share (determined in proportion to proceeds received by such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(E) upon the consummation of the Proposed Sale, (I) each Preferred Holder and each holder of Common Shares will receive the same form of consideration for their Common Shares and Preferred Shares, (II) with respect to the Preferred Shares, each Preferred Holder will receive the same amount of consideration per Preferred Share, (III) each holder of Common Shares will receive the same amount of consideration per Common Share, and (IV) unless the holders of at least seventy-five percent (75%) of the Preferred Shares elect otherwise by written notice given to the Company at least fifteen (15) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Shares and Common Shares shall be allocated among the holders of Preferred Shares and Common Shares on the basis of the relative liquidation preferences to which the holders of Preferred Shares and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(F) subject to clause (E) above, requiring the same form of consideration to be received by the holders of the Company’s Common and Preferred Stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

(iii) Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least seventy-five percent (75%) of the Preferred Shares elect otherwise by written notice given to the Company at least fifteen (15) days prior to the effective date of any such transaction or series of related transactions.

5. Call Right of the Company Upon the Insolvency of a Stockholder.

(a) In the event a Stockholder (i) makes an assignment for the benefit of creditors or admits in writing his or its inability to pay debts generally as they become due, (ii) applies to any tribunal for the appointment of a trustee or receiver of any substantial part of his or its assets, (iii) commences any voluntary proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation laws of any jurisdiction, (iv) becomes the subject of any involuntary proceedings and the Stockholder indicates his or its approval, consent or acquiescence, or (v) becomes the subject of an order appointing a trustee or receiver, adjudicating it bankrupt or insolvent, or approving a petition in any such involuntary proceeding, and such order remains in effect for sixty (60) days (each a “Triggering Event”), the Company will have the option, but not the obligation, to purchase all or less than all of such Stockholder’s Shares, with the purchase price of such Shares being equal to the lesser of (i) the fair market value of the Shares (as determined in good faith by the Board) at the time of the Triggering Event or (ii) the original purchase price of the Share. The Company may exercise its option under this Section 5 by giving written notice of exercise to the Stockholder or his personal representative within thirty (30) days of the date of a Triggering Event.

6. Covenants of the Company. The Company will deliver to each Stockholder holding at least five percent (5%) of the outstanding Shares the following:

(a) As soon as available and in any event within one-hundred twenty (120) days after the end of each fiscal year of the Company, an audited balance sheet of the Company as of the end of such period, and audited statements of income and cash flows of the Company for such period.

(b) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Company other than the last fiscal quarter, an unaudited balance sheet of the Company as of the end of such fiscal quarter, and unaudited statements of income and cash flows of the Company for such period.

(c) The rights under this Section 6 will terminate upon the effectiveness of a registration statement filed by the Company with the SEC under the Securities Act with respect to a Qualified Public Offering; provided that if the registration statement is withdrawn or abandoned before any Shares are sold thereunder, the provisions of this Section 6 will remain in effect.

7. Registration Rights.

(a) Demand Registration.

(i) The holders of a majority of the then-outstanding Registrable Securities (the “Initiating Holders”) shall have the right to require the Company to effect registrations of the Registrable Securities on Form S-1 (or successor form thereto promulgated by the SEC) under the Securities Act and, (ii) if available, the holders of at least 20% or more of the total number of Registrable Securities then outstanding will have the right to require the Company to file registrations having a proposed aggregate offering price of not less than $500,000 in each such registration on Form S-3 (or successor form thereto promulgated by the SEC) under the Securities Act (any such registration, a “Demand Registration”); provided that the Company shall not be required to prepare and file a registration statement on Form S-3 pursuant to such demand registration rights more than once in any twelve (12) month period. Upon receipt of any request for a Demand Registration, the Company shall give prompt written notice of such request to each Reg Rights Holder, and shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within thirty (30) days after the delivery of the Company’s notice.

(ii) If other securities are included in any Demand Registration that is not an underwritten offering, all Registrable Securities included in such offering shall be sold prior to the sale of any such other securities. If other securities are included in any Demand Registration that is an underwritten offering, and the managing underwriter for such offering advises the Company that in its opinion the number of securities to be included exceeds the number of securities which can be sold in such offering without adversely affecting the marketability thereof, any Shares to be sold by the Company in such offering shall have priority, and the number of Registrable Securities to be included in such registration shall be reduced on a pro rata basis based on the percentage of the Shares to be included in such registration held by each Reg Rights Holder (or former holder as the case may be); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities of the Company other than Registrable Securities are first entirely excluded from such underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(iii) The Company shall have the right to select the investment banker(s) and manager(s) to administer any Demand Registration that is an underwritten offering, subject to the approval of the holders of a majority of the Registrable Securities to be included in such Demand Registration. If, as a result of inclusion of Shares in any Demand Registration, the holders of the Registrable Securities are unable to sell at least 90% of the Registrable Securities requested to be included in such registration, such registration shall not count as one of the Demand Registrations afforded the holders of Registrable Securities under this Section 7(a).

(iv) The Company shall not be required to effect a registration pursuant to this Section 7(a):

(A) prior to the earlier of (1) the third anniversary of the date of this Agreement, or (2) one-hundred eighty (180) days following the effective date of the registration statement pertaining to the Company’s first firm commitment underwritten public offering of its Common Shares registered under the Securities Act (the “Initial Offering”);

(B) after the Company has effected two (2) registrations pursuant to this Section 7(a), and such registrations have been declared or ordered effective;

(C) if the Reg Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five million dollars ($5,000,000);

(D) during the period starting with the date of filing of, and ending on the date ninety (90) days following the effective date of a non-Initial Offering registration statement, other than pursuant to a Special Registration Statement; provided, however, that the Company makes a reasonable good faith effort to effect such registration as soon thereafter as practicable;

(E) if within thirty (30) days of receipt of a written request from the Reg Rights Holders pursuant to Section 7(a)(i), the Company gives notice to the Reg Rights Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement, within sixty (60) days of the time of request; or

(F) if the Company shall furnish to the Reg Rights Holders requesting a registration statement pursuant to this Section 7(a), a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the

Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

A registration shall be counted for purposes this Section 7(a)(iv) only if (x) not less than seventy-five percent (75%) of all Registrable Securities requested to be included in such registration are included in such registration, and (y) such registration statement has been declared effective by the SEC (unless the Reg Rights Holders initiating such registration withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Reg Rights Holders after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 7(c).

(b) Piggy-Back Registration. In the event that the Company proposes to register any Shares under the Securities Act in connection with a public offering (other than a Demand Registration or a registration with respect to the Initial Offering) on any form (other than Form S-4 or Form S-8 (or successor forms thereto promulgated by the SEC)) that legally would permit the inclusion of the Registrable Securities, the Company shall give each of the Reg Rights Holders, the written notice thereof as soon as practicable but in no event less than thirty (30) days prior to such registration, and shall include in such registration all Registrable Securities requested in writing to be included therein, subject to the limitations set forth in this Section 7(b). If in connection with such proposed registration the managing underwriter for such offering advises the Company that the number of Shares requested to be included therein exceeds the number of Shares that can be sold in such offering without adversely affecting the marketability thereof, any Shares to be sold by the Company in such offering shall have priority, and the number of Registrable Securities to be included in such registration shall be reduced pro rata on the basis of the number of Shares held by such Reg Rights Holders and all other holders exercising similar registration rights.

(c) Expenses of Registration. The Company shall bear the costs of each registration in which Stockholders participate pursuant to this Section 7, including the reasonable fees and expenses of one counsel for the selling Stockholders (to be selected by the holders of a majority of the Registrable Securities to be included in such registration) but excluding any underwriting discounts or commissions on the sale of Registrable Securities or the fees and expenses of any additional counsel retained by the Stockholders. As a condition to the inclusion of Registrable Securities in any registration, the participating Stockholders and the Company shall execute an underwriting agreement or similar agreement in a form reasonably acceptable to the Company and the underwriter(s), if any, for such offering containing customary indemnification and holdback provisions. Notwithstanding the foregoing, no Stockholder shall be required to incur indemnification obligations (whether several or joint and several) which is in excess of the net proceeds received by such Stockholder pursuant to such registration or which relates to information not supplied by such Stockholder for inclusion in the registration statement.

(d) Duties of the Company. Whenever required to effect the registration of any Registrable Securities under this Section 7, the Company shall, as expeditiously as reasonably possible, use its commercially reasonable efforts to:

(i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective until the earlier of one-hundred eighty (180) days after the effective date of such registration statement or until the Reg Rights Holder or Reg Rights Holders have completed the distribution or sale of such Registrable Securities; provided, however, that at any time, upon written notice to the participating Reg Rights Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose (A) any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company or its stockholders, (B) a potentially significant transaction or event involving the Company, or (C) any negotiations, discussions, or proposals directly relating thereto. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its suspension rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of at least seventy percent (70%) of the Registrable Securities proposed to be sold by the Reg Rights Holders participating in the subject registration, which consent shall not be unreasonably withheld. If so directed by the Company, such Reg Rights Holders shall use their reasonable efforts to deliver to the Company (at the Company’s expense) or destroy all copies, other than permanent file copies then in such Reg Rights Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the

Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (ii) above.

(iii) Furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and the prospectus included therein, including each preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities covered by such registration statement.

(iv) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the sellers of Registrable Securities, or in the case of an underwritten public offering, the managing underwriter, reasonably shall request; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Reg Rights Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(vi) Notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(vii) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (B) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(viii) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of a registration effected pursuant to Section 7(a) above, which registration constitutes the initial public offering of the Company’s capital stock, the Registrable Securities shall be listed on a national securities exchange.

(ix) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number, if available, for all such Registrable Securities, in each case not later than the effective date of such registration

(x) Make available to each holder of Registrable Securities covered by such registration statement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Reg Rights Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Reg Rights Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(xi) Advise each holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(xii) Cooperate with the holders of Registrable Securities covered by such registration statement and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Reg Rights Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities.

(xiii) Permit any Reg Rights Holder which, in the sole and exclusive judgment, exercised in good faith, of such Reg Rights Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Reg Rights Holder should be included, subject to review by the Company and its counsel after consultation with such Reg Rights Holder.

(e) Termination of Registration Rights. All registration rights granted under this Section 7 shall terminate and be of no further force and effect upon the earlier of: (a)

two (2) years after the date of the Qualified Public Offering; (b) upon a Deemed Liquidation Event; or (c) when all Registrable Securities held by and issuable to a Reg Rights Holder (and its Affiliates) may be sold without any volume limitation under Rule 144 during any ninety (90) day period.

(f) Furnishing Information.

(i) No Reg Rights Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 7.

(ii) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 7(a) or 7(b) that the selling Reg Rights Holders shall furnish to the Company in writing such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

(g) Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 7(a) or    7(b):

(i) To the extent permitted by law, the Company will indemnify and hold harmless each Reg Rights Holder, the partners, officers and directors of each Reg Rights Holder, any underwriter (as defined in the Securities Act) for such Reg Rights Holder and each person, if any, who controls such Reg Rights Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other federal or state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Reg Rights Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7(g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Reg Rights Holder, partner, officer, director, underwriter or controlling person to the Company expressly for use in connection with such registration.

(ii) To the extent permitted by law, each Reg Rights Holder will, if Registrable Securities held by such Reg Rights Holder are included in the securities as to which such registration qualifications or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Reg Rights Holder selling securities under such registration statement or any of such other Reg Rights Holder’s partners, directors or officers or any person who controls such Reg Rights Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Reg Rights Holder, or partner, director, officer or controlling person of such other Reg Rights Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case, to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Reg Rights Holder to the Company expressly for use in connection with such registration; and each such Reg Rights Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Reg Rights Holder, or partner, officer, director or controlling person of such other Reg Rights Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 7(g)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Reg Rights Holder, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity under this Section 7(g)(ii) exceed the net proceeds from the offering received by such Reg Rights Holder.

(iii) Promptly after receipt by an indemnified party under this Section 7(g) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7(g), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7(g), but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(iv) If the indemnification provided for in this Section 7(g) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Reg Rights Holder hereunder exceed the net proceeds from the offering received by such Reg Rights Holder.

(v) The obligations of the Company and Reg Rights Holders under this Section 7(g) shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(h) Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 7 may be assigned by a Reg Rights Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Reg Rights Holder; (b) is a Reg Rights Holder’s family member or trust for the benefit of an individual Reg Rights Holder; (c) acquires at least ten percent (10%)

of the Preferred Shares or at least ten percent (10%) of any series of the Company’s Preferred Stock created after the date hereof; or (d) is an entity that is an Affiliate of such Reg Rights Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

(i) Amendment of Registration Rights. Any provision of this Section 7 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 67% of the Registrable Securities then outstanding, consenting as a single class. Any amendment or waiver effected in accordance with this Section 7(i) shall be binding upon each Reg Rights Holder and the Company. By acceptance of any benefits under this Section 7, holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

(j) Limitation on Subsequent Registration Rights. Other than with respect to Series F Preferred Shares issued pursuant to the Purchase Agreement, after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least 67% of the Registrable Securities then outstanding, consenting as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu with, or senior to, those granted to the Reg Rights Holders hereunder, other than a right to a Special Registration Statement.

(k) “Market Stand-Off” Agreement. Each Stockholder hereby agrees, if so requested by the Company and the representative of the underwriters of the Common Stock (or other securities) of the Company (the “Underwriter Representative”), that such Stockholder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Shares (or other securities) of the Company held by such Stockholder (other than those included in the registration) during the one-hundred eighty (180)-day period following the effective date of the Initial Offering (or such longer period, not to exceed thirty-four (34) days after the expiration of the one-hundred eighty (180)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 7(k) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 (or successor forms thereto promulgated by the SEC), or a registration relating solely to a transaction on Form S-4 (or successor form thereto promulgated by the SEC).

(l) Agreement to Furnish Information. Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter that are consistent with such Stockholder’s obligations under Section 7(k) or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Stockholder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 7(k) and this Section 7(l) shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the period determined pursuant to Section 7(k). Each Reg Rights Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Section 7(k) and this Section 7(l). The lead managing underwriters of the Company’s stock are intended third party beneficiaries of Section 7(k) and this Section 7(l) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(m) Rule 144 Reporting. With a view to making available to the Reg Rights Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(i) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(ii) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(iii) So long as a Reg Rights Holder owns any Registrable Securities, furnish to such Reg Rights Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Reg Rights Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

(n) Changes in Common Shares or Preferred Shares. If, and as often as, there is any change in the Common Shares or the Preferred Shares by way of a stock split, stock dividend, combination, recapitalization, reclassification and the like, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Shares and the Preferred Shares as so changed.

8. [Reserved].

9. Additional Stockholder Covenants. Each Stockholder, for such Stockholder and such Stockholder’s heirs, representatives, successors and assigns, as the case may be, covenants to and agrees with the Company and the other Stockholders as follows:

(a) The Stockholder will vote any and all Shares over which such Stockholder has voting control to cause the Company and the other Stockholders to comply with and perform fully each of its and their respective obligations, commitments, covenants, and agreements contained in this Agreement, and will take any and all legal actions as a Stockholder available to such Stockholder of the Company as may be reasonably necessary to cause the Company to comply with such obligations, commitments, covenants and agreements.

(b) The Stockholder will not knowingly take any action as a Stockholder of the Company which would cause the Company to breach any of its covenants to and agreements with any third parties.

10. Legends. Each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares (if such shares remain Shares as defined herein after such transfer) will be stamped or otherwise imprinted with the following legends in substantially the following forms:

(a) “The securities represented by this certificate are subject to a Ninth Amended and Restated Stockholders’ Agreement, as amended from time to time, among the issuer of such securities (the “Company”) and certain of the Company’s Stockholders. A copy of such Stockholders’ Agreement and any amendments thereto will be furnished without charge by the Company to the holder hereof promptly upon written request.”

(b) “The shares represented by the within certificate have not been registered under the Securities Act of 1933, as amended. The shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws, pursuant to registration or exemption therefrom.”

11. Definitions.

“Affiliate” means, with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if the controlling Persons owns 20% or more of the capital stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, however, that for any Person that is not an individual, “Affiliate” shall also mean any member, stockholder, partner or other equity holder of such Person that is an “accredited investor”, as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

“As-Converted Basis” means that all outstanding Preferred Shares shall be deemed converted into Common Shares at the Conversion Price then in effect for such Preferred Shares for purposes of determining the number of shares that each Preferred Holder controls.

“Board” means the Board of Directors of the Company.

“Certificate of Incorporation” means the Company’s Eleventh Amended and Restated Certificate of Incorporation, as it may hereafter be amended and/or restated as permitted therein.

“Common Shares” means, collectively, the Company’s common stock, $.01 par value and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Conversion Price” shall have the meaning given to such term in the Certificate of Incorporation.

“Deemed Liquidation Event” means any of the following events unless the holders of more than 50% of the outstanding of Preferred Shares elect otherwise by written notice sent to the Company at least fifteen (15) days prior to the effective date of any such event:

(a) a merger or consolidation in which (i) the Company is a constituent party or a subsidiary of the Company is a constituent party, and (ii) the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of Section 4(b), all Common Shares issuable upon exercise of options and warrants or other convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding Common Shares are converted or exchanged);

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or

(c) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, provided that a Deemed Liquidation Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Shares” means the number of Shares that would be outstanding after (i) all applicable outstanding Preferred Shares were converted into Common Shares at the then-applicable Conversion Price, and (ii) all applicable outstanding options and warrants (without regard to vesting provisions) were exercised, and any securities convertible into Common Shares that would be issued pursuant to such option or warrant would be deemed so converted.

“New Investor Contract” means an agreement entered into between the Company and a Person or Persons that or who collectively invest in Company securities after the date of this Agreement and which requires as part of the consideration given by the Company in connection with such investment that such Person or Persons be allowed to designate one or more directors to serve on the Board.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Holders” means holders of the Company’s Preferred Shares.

“Preferred Shares” means the Series F Preferred.

“Prior Preferred Stock” means, collectively and without distinction, the Company’s prior Series A Preferred Stock, prior Series B Preferred Stock, prior Series C Preferred Stock, prior Series D Preferred Stock and prior Series E Preferred Stock.

“Pro rata basis” (whether or not such term is capitalized) means the determination of a Stockholder’s relative portion will be made on the basis of the number of Shares held or tendered, as the case may be, by such Stockholder as a percentage of the sum of (A) the Shares held or tendered, as the case may be, by such Stockholder and (B) the Shares held or tendered, as the case may be, by all other Stockholders similarly situated in the context of the applicable provisions.

“Public Sale” means any sale of the Shares to the public pursuant to an offering under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Qualified Public Offering” means a “Public Offering,” as defined in the Certificate of Incorporation.

“Registrable Securities” means (a) Common Shares issuable or issued upon conversion of the Preferred Shares, (b) Common Shares issued upon conversion of the Prior Preferred Stock, and (c) Common Shares issued as a dividend or other distribution with respect to, or in exchange for on in replacement of, the Preferred Shares or the Prior Preferred Stock.

“Reg Rights Holders” means holders of Registrable Securities.

“Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (b) a Deemed Liquidation Event.

“SEC” means the United States Securities and Exchange Commission and any successor federal agency thereto.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC thereunder, all as amended from time to time.

“Shares” means, collectively, any and all Preferred Shares, Common Shares and other outstanding equity securities of the Company.

“Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction, or (iii) a registration related to stock issued upon conversion of debt securities.

“Subsidiary” means any corporation of which the securities having a majority of the ordinary voting power in electing the Board of Directors of such corporation are, at the time as of which any determination is being made, owned by the Company, either directly or through one or more Subsidiaries.

12. Termination. Unless otherwise terminated by a written instrument executed by the Company and the holders of more than 50% of the Common Shares and more than 50% of the Preferred Shares, in each case voting as a separate class, or as otherwise provided herein, this Agreement will be terminated only upon the completion of a Deemed Liquidation Event or a Qualified Public Offering. Upon and simultaneously with consummation of a Deemed Liquidation Event or a Qualified Public Offering, this Agreement will automatically terminate and be of no further force and effect; provided, however, that in the event of a termination in connection with a Qualified Public Offering, the registration rights set forth in Section 7 shall survive and remain in effect for the period set forth in Section 7(e).

13. Miscellaneous.

(a) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is approved in writing by the Company and the holders of more than 50% of the Common Shares and more than 50% of the

Preferred Shares, in each case voting as a separate class; provided, however, that no provision requiring a vote of a greater percentage of a particular class or series of Shares than 50% may be amended unless the vote approving such amendment equals or exceeds the vote required by such provision.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes and entirely replaces the Prior Agreement, which is hereby terminated by this Agreement and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns, and the Stockholders and their respective representatives, successors and assigns, so long as they hold Shares.

(e) Counterparts. This Agreement may be executed in separate counterparts, including facsimiles and electronic images of any signature, each of which, when executed, will be an original and all of which when taken together will constitute one and the same agreement.

(f) Remedies. Each Stockholder acknowledges and agrees that, in the event such Stockholder should fail to perform such Stockholder’s obligations under this Agreement, the remedy at law available to any party hereto aggrieved by such failure would be inadequate and that, in addition to any other rights or remedies such aggrieved party may have at law or in equity, such party will be entitled to specific performance of the provisions of this Agreement or an injunction against any breach thereof, without the necessity of proof of actual damage. This provision will not be construed as precluding such aggrieved party from exercising any other rights, privileges or remedies to which such party may be entitled (including, without limitation, damages), all of which rights, remedies and privileges will be deemed cumulative and none of which will be deemed exclusive. Except as otherwise expressly provided in this Agreement or otherwise agreed to in writing executed by such aggrieved party, no course of dealing on the part of, nor any omission or delay by, such aggrieved party will operate as a waiver of any such right, remedy or privilege, nor will any single or partial exercise or waiver of any such right, privilege or remedy preclude any other or further exercise thereof or of any other right, privilege or remedy available to such aggrieved party.

(g) Indemnification. Each Stockholder, and such Stockholder’s representatives, successors, heirs and assigns, will defend, indemnify and hold harmless all other Stockholders and their respective representatives, successors, heirs and assigns from and against any and all liabilities, obligations, claims, costs, damages and expenses, including without limitation reasonable attorneys’ fees and additional tax liabilities and interest and penalties, incurred by such other Stockholders as a result of the failure of performance of, or the breach by, such indemnifying Stockholder of any of such Stockholder’s obligations contained in this Agreement.

(h) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws provisions. Any dispute concerning this Agreement or the relationship between the parties shall be brought before the United States federal or state courts sitting in Tucson, Arizona, and Stockholder hereby consents to the exclusive jurisdiction of such courts, and hereby waives Stockholder’s right to object to the jurisdiction of any such court on the basis of lack of personal jurisdiction, inappropriate venue, forum non conveniens, or other similar basis.

(i) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and will be deemed to have been given when delivered personally to the recipient at the recipient’s address as set forth in the Company’s books and records, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient at the recipient’s address as set forth in the Company’s books and records by certified or registered mail, return receipt requested and postage prepaid.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k) Gender, Pronouns. Whenever the context of this Agreement requires, words used in the singular will be construed to mean and include the plural and vice versa, and pronouns of any gender will be deemed to include and designate the masculine, feminine, or neuter gender.

(l) Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series F Preferred pursuant to the Purchase Agreement, any purchaser of such Series F Preferred shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Stockholder” and a party hereunder.

The parties hereto have executed this Agreement, to be effective as of the date first written above.

[SIGNATURE PAGES FOLLOW]

COMPANY SIGNATURE PAGE

SYNCARDIA SYSTEMS, INC.

By:	/s/ Michael Garippa
Michael Garippa
President & Chief Executive Officer

NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

COMPANY SIGNATURE PAGE

STOCKHOLDER SIGNATURE PAGE

Your signature on this Stockholder Signature Page evidences your agreement to be bound by the Agreement.

STOCKHOLDER’S NAME:

STOCKHOLDER’S SIGNATURE:

Stockholder’s Address:

If Stockholder is an entity, name and title of signatory:

Name:

Title:

NINTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

STOCKHOLDER SIGNATURE PAGE